Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                    (Unaudited)

                         (Dollar Amounts in Thousands)


                                                         Nine Months
                                                        Ended June 30,
                                                   -----------------------
                                                     1994           1993
                                                   --------       --------
Earnings Available for Fixed Charges:
  Income before extraordinary item and
    minority interest                              $209,819       $144,382
  Income taxes                                      139,880         92,296
                                                   --------       --------
  Income before income taxes, extraordinary
    item and minority interest                      349,699        236,678

  Consolidated interest expense                      62,753         54,837

  Interest expense related to proportionate
    share of 50% owned affiliates                    16,497         18,840

  Portion of rents representing the interest
    factor                                           14,191         13,759

  Less-Equity in earnings (losses) of
    affiliates less than 50% owned                      254            (43)
                                                   --------       --------
          Total                                    $442,886       $324,157
                                                   ========       ========


Fixed Charges:
  Consolidated interest expense and interest
    costs capitalized                              $ 71,950       $ 67,912

  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                    16,497         18,840

  Portion of rents representing the interest
    factor                                           14,191         13,759
                                                   --------       --------
          Total                                    $102,638       $100,511
                                                   ========       ========
Ratio of Earnings to Fixed Charges                     4.32           3.23
                                                   ========       ========